                                                                    Exhibit 5.11


                   [LETTERHEAD OF THE BEASLEY LAW GROUP, LLC]


                               February 13, 2003


MedQuest, Inc.
2400 North Point Parkway
Alpharetta, Georgia  30022

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, New York 10112


            RE:  REGISTRATION OF SECURITIES OF MEDQUEST, INC.

Ladies and Gentlemen:

            Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-101399) of MedQuest, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $180,000,000 principal amount of the Company's 11 7/8% Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed (the "Guarantees") by, among others, each of BioImaging at Charlotte, Inc., BioImaging at Harding, Inc., BioImaging of Cool Springs, Inc. and Chattanooga Diagnostic Imaging, Inc., each a Tennessee corporation (together, the "Tennessee Guarantors"), for a like principal amount of the Company's outstanding 11 7/8% Senior Subordinated Notes due 2012 (the "Old Notes"), which Old Notes have also been guaranteed by such guarantors.

            We have acted as counsel to the Tennessee Guarantors in connection with the above.

            Upon the basis of the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture dated as of August 15, 2002, as supplemented (the "Indenture"), among the Company, MQ Associates, Inc., as guarantor, the Subsidiary Guarantors parties thereto and Wachovia Bank, National Association, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees of the Tennessee Guarantors, assuming their execution, will be the legally valid and binding obligations of the respective Tennessee Guarantors. Our opinion is subject to the following qualifications:


      a. We have not reviewed and do not opine as to: (i) compliance of the Tennessee Guarantor with applicable zoning, health, safety, building, environmental, land use or subdivision laws, ordinances, codes, rules or regulations, and (ii) the applicability to or effect on the transaction of Tennessee state or local taxation,

MedQuest, Inc.
February 13, 2003
Page 2


            criminal, banking, bond, antitrust, employee benefits, civil forfeiture, securities or "blue sky" laws, rules or regulations.

      b. Our opinion is limited to the laws of the State of Tennessee in effect on the date hereof as they presently apply. We shall have no continuing obligations to inform you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof.

      c. Our opinion is limited to Tennessee law, and assumes for the purposes of the opinion that the validity and legally binding effect of the documents would be determined under Tennessee law rather than the law selected by the choice of law provision in the documents. Such opinion is further limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance, equitable subordination, marshaling of assets and similar laws and equitable principles relating to or affecting the rights of credits or other obliges generally and
            (ii) possible limitations on enforceability of certain provisions contained in the Transaction Documents, such as provisions waiving rights afforded to the Tennessee Guarantor under any statute or constitutional provision.

            This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly contained herein. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder. This opinion is provided to you as a legal opinion only and not as a guarantee or warranty of the matters discussed herein.



                                    Very truly yours,

                                    THE BEASLEY LAW GROUP, PLLC


                                     /s/ KURT V. BEASLEY
                                    -------------------------------------------
                                    Kurt V. Beasley



KVB/pa